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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARDINGE INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0470200 (I.R.S. Employer Identification No.)
One Hardinge Drive Elmira, New York 14902-1507 (Address of Principal Executive Offices)

HARDINGE INC.
2002 INCENTIVE STOCK PLAN
(Full title of the plan)

J. Patrick Ervin Hardinge Inc. One Hardinge Drive Elmira, New York 14902-1507 (607) 734-2281	J. Philip Hunter, Esq. Sayles & Evans One West Church Street Elmira, New York 14901 (607) 734-2271
(Name, address and telephone number, including zip code and area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of Common Stock, par value $.01 per share, reserved for future issuance under Hardinge Inc. 2002 Incentive Stock Plan	450,000(1)	$7.75 (as of January 29, 2003)	$3,487,500.00	$282.14

(1)
Plus such indeterminate number of additional shares as may be required in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from certain stock dividends or a reclassification of the Common Stock.

(2)
The proposed maximum offering price represents the closing price of the Common Stock on the NASDAQ National Market on January 29, 2003.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

        The documents containing the information concerning the Hardinge Inc. 2002 Incentive Stock Plan (the "Plan") specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part 1 of the Form S-8 Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

        There are hereby incorporated by reference, and made a part hereof from the date of filing of such document, in this Prospectus the following documents filed by the Company with the Commission pursuant to the Exchange Act:

          1.    The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

          2.    The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002.

          3.    Proxy Statement for the Annual Meeting of Shareholders held on May 7, 2002.

          4.    The Company's Current Reports on Form 8-K dated April 10, 2002, May 7, 2002, September 16, 2002, October 3, 2002, October 25, 2002, November 19, 2002, and November 22, 2002.

        The description of Hardinge Inc. Common Stock which is contained in Hardinge Inc.'s Registration Statement on Form S-2 (SEC file No. 33-91644), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as updated in any amendment or report filed for the purpose of updating such description, is hereby incorporated by reference.

        All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement.

        The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus has been delivered, upon request of such person, a copy of any or all information incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). The Company will also provide, upon specific request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all documents filed from time to time by the Company with the Commission pursuant to the Exchange Act and all documents required to be delivered pursuant to Rule 428(b) under the Securities Act of 1933, as amended. Written or telephone requests for such documents or copies should be directed to Elizabeth Tranter, Hardinge Inc., One Hardinge Drive, P.O. Box 1507, Elmira, NY 14902, telephone (607) 734-2281.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        J. Philip Hunter, Secretary and a director of the Company and, at the date hereof, beneficial owner of 17,654 shares of Common Stock of the Company, is a partner of Sayles & Evans which provides regular legal advice to the Company.

Item 6. Indemnification of Directors and Officers

        The Registrant is incorporated under the New York Business Corporation Law ("NYBCL"). Section 722 of the NYBCL generally permits a corporation to indemnify its officers and directors against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred in an action or proceeding (other than an action by or in the right of a corporation, a "derivative action"), if such directors or officers acted in good faith, for a purpose which they reasonably believed to be in the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was wrongful. A similar standard is applicable in the case of derivative actions except that no indemnification is permitted in respect of (i) a threatened action, or a pending action which is settled or disposed of, or (ii) any claim, issue or matter as to which such officers or directors are adjudged to be liable to the corporation, unless and only to the extent a court determines that such officers or directors are fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper. Section 724 of the NYBCL requires indemnification in a civil action or proceeding if so ordered by a court.

        Article XI of the By-Laws of the Registrant provides indemnification of its directors and officers to the fullest extent permitted by the NYBCL. The Registrant's directors and officers also are covered by a conventional directors' and officers' insurance policy.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

  (4)
  Hardinge Inc. 2002 Incentive Stock Plan.

  (5)
  Opinion of Sayles & Evans, counsel for the Registrant.

  (23)
  (a)    Consent of Ernst & Young, independent auditors for the Registrant.

  (b)
  Consent of counsel is included in Exhibit 5 to this Registration Statement.

  (24)
  Power of Attorney is contained on the signature pages.

Item 9. Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmira, State of New York, on February 11, 2003.

HARDINGE INC.

By:	/s/ J. PATRICK ERVIN J. Patrick Ervin

Its:	Chairman, President and CEO

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Patrick Ervin, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J.PATRICK ERVIN J.Patrick Ervin	Chairman of the Board, President and Chief Executive Officer, Director	February 11, 2003
/s/ E. MARTIN GIBSON E. Martin Gibson	Director	February 11, 2003
/s/ DANIEL J. BURKE Daniel J. Burke	Director	February 11, 2003
/s/ RICHARD J. COLE Richard J. Cole	Director	February 11, 2003
/s/ JAMES L. FLYNN James L. Flynn	Director	February 11, 2003
/s/ DOUGLAS A. GREENLEE Douglas A. Greenlee	Director	February 11, 2003
/s/ J. PHILIP HUNTER J. Philip Hunter	Director	February 11, 2003
/s/ ALBERT W. MOORE Albert W. Moore	Director	February 11, 2003
/s/ RICHARD L. SIMONS Richard L. Simons	Director	February 11, 2003

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PART I INFORMATION REQUIRED IN THE 10(a) PROSPECTUS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY